Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Appoints Dr. Konstantin Konstantinov to Board of Directors

WALTHAM, MA – May 26, 2022 – Repligen Corporation (NASDAQ:RGEN) today announced the appointment to its Board of Directors of Konstantin Konstantinov, Ph.D., a life sciences and bioprocessing industry expert. Dr. Konstantinov brings to the director role nearly 30 years of relevant experience, including his current position as Chief Technology Officer at Codiak BioSciences, where he previously served for six years as Executive Vice President, Manufacturing & Process Sciences.

Dr. Konstantinov has been directly involved in the development and commercialization of multiple biotherapeutic modalities, including monoclonal antibodies, blood factors, gene therapy vectors and exosomes. Over the past decade he has pioneered the development of integrated continuous biomanufacturing, which is becoming a strategic technological trend in the bioprocessing industry.

“We are delighted to welcome Dr. Konstantinov to our board,” said Karen A. Dawes, Chairperson of the Board of Directors for Repligen. “His professional achievements speak to his technical leadership capabilities. These include his pioneering efforts to advance continuous manufacturing along with his bioprocessing domain expertise that spans multiple modalities – all of significant relevance to Repligen and the markets we serve.”

Tony J. Hunt, President and Chief Executive Officer said, “Having worked with Konstantin over the last six years on Repligen’s Scientific Advisory Board, it’s clear that his knowledge of our industry and the bioprocessing trends occurring with new biotherapeutic modalities will be a great asset to our Board and the company. We are thrilled to have Konstantin on our Board as we continue on our journey to transform the bioprocessing industry as an innovation leader.”

Dr. Konstantinov’s involvement with emerging modalities and continuous manufacturing stems from a long career in the development and commercialization of biologic drugs. Prior to Codiak BioSciences, Dr. Konstantinov was with Genzyme (Sanofi) for nine years, where he was named Vice President overseeing late-stage bioprocess and technology development. Prior to Genzyme, he was with Bayer Healthcare for 14 years, in various roles of growing responsibility leading to his role as Head of Process Science. Dr. Konstantinov earned his Ph.D. from Osaka University, with a focus on Biochemical Engineering, after receiving his B.Sc. and M.Sc. from Technical University of Sofia, Bulgaria.

About Repligen Corporation

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that increase efficiencies in the process of manufacturing biological drugs. We are inspiring advances in bioprocessing for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our corporate headquarters are located in Waltham, Massachusetts, with additional administrative and manufacturing operations worldwide. The majority of our manufacturing sites are located within the U.S. (California, Massachusetts, New Hampshire, New Jersey and New York), and outside of the U.S. we have sites in Estonia, France, Germany, Ireland, the Netherlands and Sweden. For more information about the company, including Repligen news releases, see our website at www.repligen.com. Follow us on LinkedIn and Twitter.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

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